Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS

New York, New York, August 7, 2012 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its first fiscal quarter of 2013 ended June 30, 2012 (“Fiscal 2013”).

The Company reported a net loss of $0.4 million or a loss per share of $0.10 for the first quarter of Fiscal 2013, compared to a net loss of $6.1 million or a loss per share of $37.65, for the prior year period.
Deborah C. Wright, Carver Bancorp Chairman and CEO said, “As we begin the new fiscal year, our energies are focused on two core priorities: returning our loan performance metrics to industry standards and substantially increasing our revenue. This quarter we continued to make significant progress towards improving our loan performance, as non-performing assets declined 16.9% from the prior quarter, and 46.3% decline from our peak of June 2011. As a result, the provision for loan losses declined substantially. We do however, expect to be at this task for the balance of the fiscal year, which may lead to uneven results over the next several quarters.”
Ms. Wright continued: “Having reduced operating costs over the course of the last twelve months, we are now focused on growing revenue by hiring more lenders and increasing our outreach to new and existing customers through initiatives such as Carver Community Cash. Over the coming months, we will pilot the delivery of check cashing and other products via automated machines installed in our ATM Centers and at a new supermarket branch. We are pleased with our progress in introducing Carver and, in some instances banking, to a broader spectrum of customers in the communities in which we operate.”

Income Statement Highlights

First Quarter Results
The Company reported a net loss for the three months ended March 31, 2012 of $0.4 million compared to a net loss of $6.1 million for the prior year period. The primary drivers of the reduction in the loss versus the prior year period were reductions in the provision for loan losses and all categories of non-interest expense, which were partially offset by lower net interest margin and non-interest income.

Net Interest Income
Interest income decreased $1.1 million, or 15.0%, to $6.2 million in the first quarter, compared to the prior year quarter, with the decrease primarily attributed to a $150 million, or 26%, decrease in average loans. The average yield on mortgage-backed securities fell 94 basis points to 2.05% from 2.99% during the quarter, as higher yielding securities experienced early payoffs and were replaced with lower yielding securities. Although the average yield on loans increased 57 basis points to 5.19% from 4.62%, the drop in average loans decreased total interest income on loans. The reduction in real estate loans is expected to continue over the next several quarters until troubled debt restructures are complete and the Company rebuilds its loan production capacity.
Interest expense decreased $0.6 million, or 32.5%, to $1.3 million for the first quarter, compared to $1.9 million for the prior year quarter as lower cost deposits replaced borrowings. The average yield on interest bearing liabilities decreased 43 basis points to 1.04% for the quarter ended March 31, 2012.

Provision for Loan Losses
The Company recorded a $0.2 million provision for loan losses for the first quarter compared to $5.2 million for the prior year quarter. For the three months ended June 30, 2012, net charge-offs of $1.4 million were recognized compared to $4.6 million in the prior year period. The charge-offs in both quarters were primarily related to loans moved to held for sale ("HFS"). The charge-offs were partially offset by a reduction in the allowance for loan losses due a decline in total loans, non-performing loans and a reduction in our total loss experience.

Non-interest Income
Non-interest income decreased $0.2 million, or 13.9%, to $0.9 million for the first quarter, compared to $1.1 million for the prior year quarter, following adjustments on HFS loans and a valuation adjustment of $0.3 million on a real estate owned (“REO”) property.

Non-interest Expense
Non-interest expense decreased $0.7 million to $6.6 million compared to $7.3 million in the prior year quarter. Non-interest expense was lower in all categories with the largest decreases comprised of $0.3 million in compensation expenses and $0.2 million in lower expenses on fixed assets and occupancy charges.

Income Taxes
The income tax expense was $0.2 million for the first quarter compared to a $0.1 million benefit for the prior year period.

Financial Condition Highlights
At June 30, 2012, total assets increased $3.7 million, or 0.6%, to $645.0 million, compared to $641.2 million at March 31, 2012. Cash and cash equivalents increased $19.3 million, investment securities increased $5.0 million and loans HFS increased $0.5 million. These increases were partially offset by decreases in the loan portfolio of $23.0 million, the allowance for loan losses of $1.2 million, and premises and equipment of $0.3 million.

Cash and cash equivalents increased $19.3 million, to $111.0 million at June 30, 2012, compared to $91.7 million at March 31, 2012. This increase primarily resulted from proceeds of loan payoffs and sales.

Total securities increased $5.0 million, or 5.2%, to $101.2 million at June 30, 2012, compared to $96.2 million at March 31, 2012. This change reflects an increase of $5.7 million in available-for-sale securities and a $0.7 million decrease in held-to-maturity securities as the Company diversified its investment portfolio.

Total loans receivable decreased $23.0 million, or 5.6%, to $389.9 million at June 30, 2012, compared to $412.9 million at March 31, 2012; $16.2 million of principal repayments and loan payoffs across all loan classifications contributed to the majority of the decrease, with the largest declines in Commercial Real Estate and Construction loans. An additional $7.5 million in loans were transferred from held for investment to HFS. Principal charge offs for the fiscal year totaled $1.4 million. Decreases were partially offset by loan originations and advances of $1.5 million.

HFS loans increased $0.5 million. The Company continued to take aggressive steps to increase troubled loan resolution. During the period, the portfolio experienced a net increase of $6.4 million (net of charge offs), which was offset by $5.7 million of sales and paydowns and $0.2 million transfered to REO.

Total liabilities increased $5.4 million, or 0.9%, to $590.0 million at June 30, 2012, compared to $584.6 million at March 31, 2012 as short-term borrowings increased $23.0 million, partially offset by reductions in deposits of $18.5 million.

Deposits decreased $18.5 million, or 3.5%, to $514.1 million at June 30, 2012, compared to $532.6 million at March 31, 2012. Reductions in certificates of deposit and non-interest bearing checking account balances accounted for the majority of the decrease.

Advances from the Federal Home Loan Bank of New York (FHLB-NY) and other borrowed money increased $23.0 million, or 52.9%, to $66.4 million at June 30, 2012, compared to $43.4 million at March 31, 2012 as the Company increased short-term borrowings during the quarter.

Total equity decreased $1.6 million, or 2.9%, to $55.0 million at June 30, 2012, compared to $56.6 million at March 31, 2012, reflecting the quarter's net loss.

Asset Quality
At June 30, 2012, non-performing assets totaled $71.8 million, or 11.1% of total assets, compared to $86.4 million or 13.5% of total assets at March 31, 2012 and $133.5 million or 19.7% of total assets at June 30, 2011. Non-performing assets at June 30, 2012 were comprised of $19.8 million of loans 90 days or more past due and non-accruing, $19.1 million of loans classified as a troubled debt restructuring, $0.7 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired, $2.0 million of REO, and $30.2 million of loans classified as HFS.

The allowance for loan losses was $18.6 million at June 30, 2012, which represents a ratio of the allowance for loan losses to non-performing loans ($39.6 million) of 47.0% compared to 36.3% at March 31, 2012. The ratio of the allowance for loan losses to total loans was 4.8% at June 30, 2012, unchanged from March 31, 2012.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

$ in thousands except per share data	June 30,	March 31,
ASSETS	2012	2012
Cash and cash equivalents:
Cash and due from banks	$104,193	$89,872
Money market investments	6,810	1,825
Total cash and cash equivalents	111,003	91,697
Restricted cash	6,415	6,415
Investment securities:
Available-for-sale, at fair value	90,833	85,106
Held-to-maturity, at amortized cost (fair value of $11,091 and $11,774 at June 30, 2012 and March 31, 2012, respectively)	10,401	11,081
Total investments	101,234	96,187

Loans held-for-sale (“HFS”)	30,163	29,626

Loans receivable:
Real estate mortgage loans	348,361	367,611
Commercial business loans	41,120	43,989
Consumer loans	419	1,258
Loans, net	389,900	412,858
Allowance for loan losses	(18,607)	(19,821)
Total loans receivable, net	371,293	393,037
Premises and equipment, net	9,306	9,573
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,054	2,168
Accrued interest receivable	2,180	2,256
Other assets	10,310	10,271
Total assets	644,958	641,230

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	100,774	101,079
Non-Interest Bearing Checking	62,125	67,202
NOW	25,146	28,325
Money Market	109,516	109,404
Certificates of Deposit	216,507	226,587
Total Deposits	514,068	532,597
Advances from the FHLB-New York and other borrowed money	66,421	43,429
Other liabilities	9,494	8,585
Total liabilities	589,983	584,611

Stockholders' equity:
Preferred stock, (par value $0.01, per share), 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding	45,118	45,118
* Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,264 issued; 3,695,320 and 3,695,174 shares outstanding at June 30, 2012 and March 31, 2012, respectively)	61	61
Additional paid-in capital	54,549	54,068
Accumulated deficit	(45,461)	(45,091)
Non-controlling interest	1,356	2,751
Treasury stock, at cost (1,944 shares at June 30, 2012 and 2,090 at March 31, 2012, respectively)	(417)	(447)
Accumulated other comprehensive (loss) income	(231)	159
Total stockholders equity	54,975	56,619
Total liabilities and stockholders equity	644,958	641,230
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
$ in thousands except per share data	June 30,
	2012	2011
Interest Income:
Loans	$5,587	$6,702
Mortgage-backed securities	294	397
Investment securities	200	110
Money market investments	69	25
Total interest income	6,150	7,234

Interest expense:
Deposits	976	1,006
Advances and other borrowed money	344	950
Total interest expense	1,320	1,956

Net interest income	4,830	5,278
Provision for loan losses	224	5,170
Net interest income after provision for loan losses	4,606	108

Non-interest income:
Depository fees and charges	796	721
Loan fees and service charges	200	278
Gain on sale of loans, net	36	1
Loss on real estate owned	(288)	—
Lower of Cost or market adjustment on loans held for sale	—	(100)
Other	196	192
Total non-interest income	940	1,092

Non-interest expense:
Employee compensation and benefits	2,720	3,045
Net occupancy expense	858	932
Equipment, net	482	543
Consulting fees	66	90
Federal deposit insurance premiums	343	454
Other	2,164	2,230
Total non-interest expense	6,633	7,294

Loss before income taxes	(1,087)	(6,094)
Income tax expense (benefit)	159	(109)
Net loss before attribution of noncontrolling interests	(1,246)	(5,985)
Non Controlling interest, net of taxes	(885)	146
Net loss	(361)	(6,131)

Loss per common share:
Basic (*)	$(0.10)	$(37.65)
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

$ in thousands	June 2012	March 2012	December 2011	September 2011	June 2011
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$7,363	$6,988	$12,863	$14,335	$16,421
Multi-family	1,790	2,923	2,619	9,106	9,307
Commercial real estate	16,487	24,467	26,313	16,088	25,893
Construction	4,658	11,325	17,651	31,526	54,425
Business	9,337	8,862	9,825	7,831	9,159
Consumer	—	23	4	36	22
Total non-performing loans	$39,635	$54,588	$69,275	$78,922	$115,227

Other non-performing assets (2):
Real estate owned	$1,961	$2,183	$2,183	$275	$237
Loans held for sale	30,163	29,626	22,490	39,369	18,068
Total other non-performing assets	32,124	31,809	24,673	39,644	18,305
Total non-performing assets (3):	$71,759	$86,397	$93,948	$118,566	$133,532

Non-performing loans to total loans	10.17%	13.22%	15.12%	16.14%	21.18%
Non-performing assets to total assets	11.13%	13.47%	14.01%	17.49%	19.68%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At June 30, 2012 there were $5.2 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended June 30,
	2012			2011
$ in thousands	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$430,367	$5,587	5.19%	$580,145	$6,702	4.62%
Mortgaged-backed securities	57,254	294	2.05%	53,164	397	2.99%
Investment securities	36,022	110	1.23%	23,060	58	1.01%
Restricted Cash Deposit	6,415	—	0.03%	2,049	—	0.03%
Equity securities (2)	2,566	23	3.58%	3,294	48	5.79%
Other investments and federal funds sold	93,761	135	0.58%	29,913	28	0.37%
Total interest-earning assets	626,385	6,150	3.93%	691,625	7,233	4.18%
Non-interest-earning assets	6,282			5,105
Total assets	$632,667			$696,730

Interest Bearing Liabilities:
Deposits:
Now demand	$26,607	11	0.16%	$27,081	11	0.16%
Savings and clubs	101,305	67	0.26%	107,389	70	0.26%
Money market	109,330	203	0.75%	67,648	169	1.00%
Certificates of deposit	220,255	684	1.25%	214,510	744	1.40%
Mortgagors deposits	2,460	11	1.73%	2,863	12	1.70%
Total deposits	459,957	976	0.84%	419,491	1,006	0.96%
Borrowed money	43,930	344	3.11%	112,514	950	3.38%
Total interest-bearing liabilities	503,887	1,320	1.04%	532,005	1,956	1.47%
Non-interest-bearing liabilities:
Demand	65,198			128,292
Other liabilities	6,834			7,293
Total liabilities	575,919			667,590
Stockholders' equity	56,748			29,140
Total liabilities & stockholders' equity	$632,667			$696,730
Net interest income		$4,830			$5,277

Average interest rate spread			2.89%			2.71%

Net interest margin			3.08%			3.05%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended
	June 30
Selected Statistical Data:	2012		2011

Return on average assets (1)	(0.23)%		(3.52)%
Return on average equity (2)	(2.54)%		(84.16)%
Net interest margin (3)	3.08%		3.05%
Interest rate spread (4)	2.89%		2.71%
Efficiency ratio (5)	114.96%		114.50%
Operating expenses to average assets (6)	4.19%		4.19%
Average equity to average assets (7)	8.97%		4.18%

Average interest-earning assets to average interest-bearing liabilities	1.24	x	1.24	x

Net loss per share (*)	$(0.10)		$(37.65)
Average shares outstanding (*)	3,695,540		165,721

	June 30
	2012		2011
Capital Ratios:
Tier 1 leverage ratio (8)	9.72%		10.34%
Tier I risk-based capital ratio (8)	15.13%		13.98%
Total risk-based capital ratio (8)	17.63%		16.26%

Asset Quality Ratios:
Non performing assets to total assets (9)	11.13%		17.02%
Non performing loans to total loans receivable (9)	10.17%		21.18%
Allowance for loan losses to total loans receivable	4.77%		4.37%
Allowance for loan losses to non-performing loans	46.95%		20.62%

(1) Net loss, annualized, divided by average total assets.
(2) Net loss, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned
(*) Common stock shares for all periods presented reflects a 1 for 15 reverse stock split which was effective on October 27, 2011